Exhibit A

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Eagle Point Institutional Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	—		—
Fees Previously Paid	$4,988,862	0.00015310	$763.79
Total Transaction Valuation	$4,988,862
Total Fees Due for Filing			$763.79
Total Fees Previously Paid			763.79
Total Fee Offsets			—
Net Fee Due			$0

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		N/A	N/A	N/A		$0.00

Fee Offset Sources	N/A	N/A	N/A		N/A		$0.00